REQUEST FOR WITHDRAWAL OF REGISTRATION STATEMENT
                     FILED UNDER THE SECURITIES ACT OF 1933

March 6, 2003


VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Re: Montgomery Partners Absolute Return Fund LLC (the "Registrant") File No. 333-83972

Ladies and Gentlemen:

               Pursuant to Rule 477(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registrant respectfully requests that the Securities and Exchange Commission (the "Commission") consent to the withdrawal of the Registrant's Registration Statement under the Securities Act on Form N-2, which was originally filed with the Commission on March 7, 2002 (File No. 333-83972) (along with any exhibits and amendments filed thereto) (the "Registration Statement").

               The Registrant requests that the Registration Statement be withdrawn because the Registrant has determined for various business reasons not to conduct the public offering of securities contemplated in the Registration Statement. The Registration Statement has not been declared effective under the Securities Act, and none of the Registrant's securities have been sold in connection with the public offering previously contemplated to be made under the Registration Statement.

               The Registrant expects to file a Form N-8F to deregister the Registrant (File No. 811-10595) under the Investment Company Act of 1940, as amended.

                                    Very truly yours,

                                    MONTGOMERY PARTNERS ABSOLUTE RETURN FUND LLC

                                    By:    /s/ R. Stephen Doyle*
                                           ---------------------
                                           R. Stephen Doyle
                                           Chairman of the Board of Directors

* By:   /s/ David A. Hearth
        -------------------
        David A. Hearth, Attorney-in-Fact
        pursuant to Power of Attorney filed
        herewith.

                                POWER OF ATTORNEY
                     FOR SECURITIES AND EXCHANGE COMMISSION
                               AND RELATED FILINGS

        The undersigned Directors of Montgomery Partners Absolute Return Fund LLC (the "Company") hereby appoint F. Scott Tuck, Dana Schmidt, Chris Burden, Kevin Ferro, Julie Allecta and David A. Hearth (with full power to each of them to act alone), their attorneys-in-fact and agents, in all capacities, to execute and to file any documents relating to the Registration Statement on Forms N-8A and N-2 under the Investment Company Act of 1940, as amended, including deregistration on Form N-8F, and any document relating to filings under the Securities Act of 1933, as amended, and any documents under the laws of the states and other domestic and foreign jurisdictions, including any and all amendments thereto, covering or related to the registration and the sale of interests by the Company, including all exhibits and any and all documents required to be filed with respect thereto or other appropriate documents with any regulatory authority, including, but not limited to, applications for exemptive orders, rulings, filings of proxy materials, periodic reports, tender offer notices, and ownership statements. The undersigned grants to each of said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as she or he could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

        The undersigned Directors hereby execute this Power of Attorney as of this 27th day of February, 2003.


                                            By: /s/ R. Stephen Doyle
                                                --------------------------------
                                                R. Stephen Doyle


                                            By: /s/ Andrew Cox
                                                --------------------------------
                                                Andrew Cox


                                            By: /s/ John A. Farnsworth
                                                --------------------------------
                                                John A. Farnsworth


                                            By: /s/ Cecilia H. Herbert
                                                --------------------------------
                                                Cecilia H. Herbert